EXHIBIT 99.1

NEWS RELEASE

For Immediate Release: Monday, January 22, 2007	Contact:	Howard Root, CEO
James Hennen, CFO Vascular Solutions, Inc. (763) 656-4300

VASCULAR SOLUTIONS ANNOUNCES 510(K) CLEARANCE OF

NEW 023 VERSION OF THE TWIN-PASS DUAL ACCESS CATHETER

MINNEAPOLIS, Minnesota -- Vascular Solutions, Inc. (Nasdaq:VASC) today announced that it has received 510(k) clearance from the U.S. Food & Drug Administration to launch the new 023 version of its Twin-Pass® dual access catheter. The original Twin-Pass catheter was launched in January 2006 as a two lumen catheter designed to be used in conjunction with steerable guidewires to access discrete regions of the coronary and peripheral arterial vasculature. The new 023 version features a larger 0.023” lumen that allows the Twin-Pass 023 catheter to measure intra-arterial pressures and deliver specialty guidewires into the distal vasculature. Vascular Solutions plans to launch the Twin-Pass 023 catheter through its direct U.S. sales force immediately.

“Our original Twin-Pass catheter has performed very well in its first year on the market, both clinically and in terms of increasing sales,” commented Howard Root, Chief Executive Officer of Vascular Solutions. “With the launch of the original version, though, customers quickly saw additional clinical needs for a low profile two lumen catheter. The addition of our new 023 version is in response to these requests, with a larger inner diameter in the 023 version that allows it to quickly measure intra-arterial pressures and deliver specially-shaped guidewires. The launch of the Twin-Pass 023, combined with the previously announced launch of our InnerChange micro-introducer catheter, further demonstrates Vascular Solutions’ strategy of focusing on underserved clinical opportunities and developing unique solutions,” Mr. Root added.

About Vascular Solutions

Vascular Solutions is a medical device company focusing on developing unique solutions for unmet clinical opportunities within interventional radiology and interventional cardiology. New products introduced since the second half of 2003 include the Vari-Lase® endovenous laser product line for the treatment of varicose veins, the D-Stat Dry™ hemostatic bandage for the rapid control of topical bleeding, the Pronto™ extraction catheter for the aspiration of soft thrombus, the Langston® dual lumen catheter for the measurement of aortic stenosis and the Skyway® catheter for guidewire support and exchange.

The information in this press release contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements. Important factors that may cause such differences include those discussed in our Annual Report on Form 10-K for the year ended December 31, 2005 and other recent filings with the Securities and Exchange Commission. The risks and uncertainties include, without limitation, risks associated with the need for adoption of our new products, limited working capital, lack of profitability, exposure to intellectual property claims, dependence on key vendors, exposure to possible product liability claims, the development of new products by others, doing business in international markets, limited manufacturing experience, the availability of third party reimbursement, and actions by the FDA.

For further information, connect to www.vascularsolutions.com.

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